Exhibit 99.1

April 9, 2025

American Integrity Insurance Group, LLC

5426 Bay Center Drive, Suite 600

Tampa, FL 33609

Consent to Reference in Proxy Statement/Prospectus

In connection with the filing by American Integrity Insurance Group, LLC, a Texas limited liability company (to be converted into American Integrity Insurance Group, Inc., a Delaware corporation), of the Registration Statement on Form S-1, and in all subsequent amendments and post-effective amendments or supplements thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of American Integrity Insurance Group, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

/s/ Steven Smathers
Steven Smathers